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                                                                   Exhibit 23.01



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of RMI.NET, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2000, with respect to the consolidated financial statements and schedule of RMI.NET, Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                /s/ ERNST & YOUNG LLP

Denver, Colorado
May 23, 2000